Exhibit 3.1a

Delaware

__________

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “OUTSIDERS ENTERTAINMENT INC.”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MARCH, A.D. 2007, AT 6:06 O’CLOCK P.M.:

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SEAL

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

AUTHENTICATION:  5487573

DATE:  03-07-07

State Of Delaware

Secretary of State

Division of Corporations

Delivered 06:11 PM 03/05/2007

FILED 06:06 PM 03/05/2007

 SRV 070281773 – 3482381 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

It is hereby certified that:

FIRST:

The name of the corporation is Outsiders Entertainment, Inc. (the “Corporation).

SECOND:

The Certificate of Incorporation of this Corporation is hereby amended by striking out Article “FOURTH” thereof and substituting in lieu of said Article, the following new Article “FOURTH”:

“FOURTH”:  The total number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, all of such shares shall be $.001 par value per share; without cumulative voting rights and without any preemptive rights, and One Million (1,000,000) shares shall be Preferred Stock, all of such shares shall be $.001 par value per share to have such classes and preferences as the Board of Directors may determine from time to time.

THIRD:

The Amendments of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on this 5th day of March 2007

OUTSIDERS ENTERTAINMENT, INC.

By: /s/ Brian D. Wolff

Brian D Wolff, President, Secretary, CEO,

CFO, Principal Accounting Officer and

Chairman of the Board

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